Exhibit 99.4

July 1, 2019

The Board of Directors

Pointer Telocation Ltd.

14 Hamelacha Street

Rosh Ha’ayin 48091

Israel

To the Board of Directors of Pointer Telocation Ltd.:

We refer to the fairness opinion of our firm, dated March 13, 2019 (the “Fairness Opinion”), included as Annex F to Amendment Number 1 to the Registration Statement on Form S-4 No. 333-231725 (the “Registration Statement”), of PowerFleet, Inc. (the “Company”) which we prepared for the Board of Directors of Pointer Telocation Ltd. in connection with the Merger Agreement (as defined in the Registration Statement).

We hereby consent to (i) the inclusion of the Fairness Opinion as Annex F to the joint proxy statement/prospectus in connection with the proposed merger involving I.D. Systems, Inc., the Company, Pointer Telocation Ltd. and the other parties thereto, which joint proxy statement/prospectus forms a part of the Registration Statement that is being filed with the Securities and Exchange Commission, (ii) the inclusion of the references to Roth Capital Partners, LLC in the Registration Statement, and (iii) the inclusion in the Registration Statement of (a) the summaries of and excerpts from the Fairness Opinion, (b) the description of certain financial analyses underlying the Fairness Opinion and (c) certain terms of our engagement by Pointer Telocation Ltd.

By giving such consent, Roth Capital Partners, LLC does not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Roth Capital Partners, LLC
Roth Capital Partners, LLC